P
Portman
Limited

26 April 2007	ABN 22 007 871 892 Level 11 The Quadrant 1 William Street Perth 6000 Western Australia GPO Box W2017 Perth, 6001 Tel: Fax:	61 8 9426 3333 61 8 9426 3344

(11 pages in total)

The Announcements Officer
Australian Stock Exchange (Sydney) Limited
Level 10
20 Bond Street
SYDNEY NSW 2001

Electronically Lodged

Dear Sir

QUARTERLY REPORT FOR THE PERIOD ENDED 31 MARCH 2007

Please find attached Portman’s Quarterly Report for the period ended 31 March 2007.

Yours faithfully

/s/ C.M. Rainsford

CM Rainsford
Company Secretary
PORTMAN LIMITED

PORTMAN LIMITED

A.B.N. 22 007 871 892

QUARTERLY REPORT FOR THE PERIOD ENDED
31 MARCH 2007

HIGHLIGHTS

Koolyanobbing Project

•	Ore mined during the quarter was consistent with 8Mtpa production. Waste removal was satisfactory.

•	Ore railed, however at 1.77Mt for the quarter was below the 95% performance target. Main issues were disruptions caused by heavy rain in January and various mechanical and scheduling difficulties. This area continues to be a top priority focus for management.

•	Processing plant was operated at a rate consistent with railed in order to avoid excessive stocks. The CV1 upgrade is complete, and the plant is capable of 8Mtpa.

•	Ore shipped during the quarter closely resembled railed tonnes, as expected.

•	During this quarter, Portman’s mining contract for Koolyanobbing was awarded to the BGC group. BGC are scheduled to commence operations during Q3.

•	The year end forecast for ore sales from Koolyanobbing has been revised to 7.65Mt due to the lost tonnage during Q1, as a result of railed related issues.

Cockatoo Island Project (100%)

•	Ore mining was adversely affected by heavy rainfall, although ore shipped was on target due to healthy product stocks.

•	Feasibility work on Stage 3 is ongoing. Subject to final review, the intention is to optimise Stage 2 in the meantime.

PORTMAN LIMITED

A.B.N. 22 007 871 892

1.0	PORTMAN OPERATIONS UPDATE FOR FIRST-QUARTER
Financials

•	First quarter sales revenue was $128.4m on 1.9 tonnes versus $84.0m on 1.5m tonnes for the same period in 2006, reflecting higher volume and prices.

•	Cost of goods sold and operating expenses were $89.0m in the first quarter, an increase of $27.9m from 2006.

•	Sales margin increased $17.9m from the first quarter 2006 to $44.7m in 2007, also reflecting the higher volume and prices.

Inventory

At 31 March 2007 Portman had 0.9 million tonnes of finished product inventory, unchanged from 31 December 2006 and 0.4 million tonnes higher than 31 March 2006.

Capital Expenditure

The Company’s capital expenditure program for 2007 of $16.4 million supports process improvements and improved quality control which is being funded from current cash flow.

Liquidity

At 31 March 2007, Portman had $132.2 million of cash and cash equivalents and $13.0 million of held to maturity investments. At 31 March 31 2006, Portman had $57.2 million of cash and cash equivalents. The $88.0 million increase in liquid assets primarily reflected favourable earnings.

Outlook

The 2007 Australian average selling price of lump and fines ore is expected to increase approximately four percent compared with 2006. Per-tonne unit production costs are anticipated to be approximately eight percent higher in 2007.

Portman’s 2007 production volume is expected to be approximately 8.4 million tonnes, which includes 0.6 million tonnes from Cockatoo Island. Full year sales are estimated to be approximately 8.3 million tonnes of which 7.65 million tonnes relates to the Koolyanobbing operation.

2.0

PORTMAN IRON ORE

2.1	Koolyanobbing Project
	2.1.1.	Production

Production and shipments for the quarter were as follows:

	Actual	Actual	Actual
	Mar Qtr 2007	YTD 2007	Mar Qtr 2006
-
Koolyanobbing Iron Ore Project
Waste: (bcm)
Koolyanobbing	401,496	401,496	474,038
Mt Jackson	189,120	189,120	259,786
Windarling	2,885,046	2,885,046	1,582,463
Total Waste	3,475,662	3,475,662	2,316,287

Ore Mined: (wmt)

Koolyanobbing	635,065	635,065	283,272

Mt Jackson	541,450	541,450	584,287

Windarling	979,880	979,880	693,441

Total Ore Mined	2,156,395	2,156,395	1,561,000

Ore Processed: (wmt)

Lump	853,542	853,542	584,974

Fines	941,430	941,430	576,408

Total Ore Processed	1,794,972	1,794,972	1,161,382

Ore Railed: (wmt)

Lump	833,099	833,099	752,020

Fines	933,512	933,512	572,578

Total Ore Railed	1,766,611	1,766,611	1,324,598

Ore Shipped: (wmt)

Lump	871,209	871,209	750,480

Fines	914,954	914,954	560,473

Total Ore Shipped	1,786,163	1,786,163	1,310,953

2.1.2.	Project Development

•	Mining rates at Mt Jackson and Windarling were above budget.

•	Plant throughput has improved steadily throughout the quarter, CV1 upgrade and consolidated commissioning are now complete. The plant is capable of an 8Mtpa processing rate.

•	Rail operations have been disappointing during the quarter with a reliability factor of 86% achieved, as opposed to budget of 95%. Due to ongoing rail maintenance throughout the year, this area is expected to be the major challenge for the balance of the year.

•	Shiploading operations at the Port ran without loss during the quarter. Improvement work at the Port in relation to dust suppression is expected to be ongoing.

2.2.

Cockatoo Island Joint Venture (100%)

2.2.1.	Production

Production and shipments for the quarter were as follows:

	Actual	Actual	Actual
	Mar Qtr 2007	YTD 2007	Mar Qtr 2006
Cockatoo Island
Iron Ore Project

Waste (bcm)	—	—	61,296

Ore Mined (wmt)	191,943	191,943	244,156

Ore Produced (wmt)	294,585	294,585	278,566

Ore Shipped (wmt)	274,976	274,976	305,200

•	Mine development was below target due to continued pit flooding as a result of severe rainfall.

•	Shipping performance was less affected due to healthy ROM stocks. 4 ships were loaded during February/March.

2.3	Exploration
	2.3.1.	Summary

Drilling during the quarter comprised a mix of resource definition drilling (Koolyanobbing C and D) and prospect testing (Koolyanobbing K North, B-north, G and Mt Finnerty FIN7).

At Cockatoo Island a definitive feasibility study assessing the technical and economic viability of developing a Stage 3 resource continues.

During the quarter Portman signed a letter agreement with Cape Lambert Iron Ore Limited and International Goldfields Limited which will enable Portman to explore for, and develop iron ore resources on 5 tenements located in the Evanston region, near Portman’s Mt Jackson and Windarling operations. Cape Lambert holds the iron ore rights to the tenements. Portman can earn 100% of the iron ore rights by spending $1million on exploration within 3 years of the commencement date with a minimum of $300,000 to be spent in the first 12 months. Cape Lambert will receive a royalty of 1.5% of average per tonne value for iron ore products removed from the tenements.

2.3.2. Koolyanobbing Project Area

A summary of drilling activity for the quarter is as follows:

Project	Drill Type	# of Holes	Metres
Mt Finnerty FIN7 Prospect	Reverse Circulation	7	465

Koolyanobbing B Deposit North	Reverse Circulation	2	210

Koolyanobbing C Prospect	Reverse Circulation	8	1,090

Koolyanobbing G Prospect	Reverse Circulation	5	246

Koolyanobbing K Deposit North	Reverse Circulation	7	360

Koolyanobbing D Prospect	Reverse Circulation	9	1,176

	Totals		3,547

•	J5 Prospect — Final results from the 2006 resource drilling programme were received during the quarter. Intercepts below were not included in the recently announced resource.

•	J4 Prospect — Drilling results were received for the drilling programme completed during 2006 over the eastern one third of the prospect. These have not yet been incorporated into a resource estimate.

•	K Deposit North – Drilling during the quarter was targeted on outcropping mineralisation at the northern end of K Pit. Only 3 holes were completed to planned depth because of drilling problems in unconsolidated fill.

•	C Prospect — Drilling was designed to test for continuity between structurally complex mineralised zones and thereby improve the geological resource model. It is planned to incorporate this drilling into a revised resource estimate during the second quarter of 2007.

•	D Prospect — Drilling was designed to test for a northern extension to this deposit. Significant mineralisation was intersected in one hole below the existing pit but no northern extension was recognised visually. Assays are awaited.

•	B Deposit North — Drilling was designed to test a conceptual target north of the current pit. No significant mineralisation was intersected.

•	G Prospect — Drilling was designed to test the extent of mineralisation under shallow cover intersected by earlier drilling. No significant mineralisation was intersected.

•	Mt Finnerty FIN7 — Drilling was designed to test depth extensions of surface enriched iron formation within the Mt Finnerty JV area 60 kilometres east of Koolyanobbing. Only weak iron enrichment was intersected and no further work is planned on this prospect.

Highlights of analytical results received during the reporting period include the following significant intercepts:

			Fe%	SiO2%	A12O3%	P	%	S	%

J5 Prospect

J5RC111	18	metres at	58.35	2.78	1.48		0.198	0.085		from	34	Metres

J5RC116	14	metres at	58.53	5.74	2.29		0.151	0.037		from	33	Metres

J4 Prospect

J4RC027	10	metres at	58.16	3.94	2.15		0.172	0.013		from	40	Metres

J4RC028	15	metres at	58.29	3.29	1.15		0.182	0.015		from	78	Metres

J4RC031	27	metres at	59.35	3.19	0.73		0.097	0.024		from	38	Metres

	22	metres at	58.17	2.5	1.12		0.234	0.009		from	73	Metres

J4RC032	18	metres at	58.54	3.14	1.78		0.174	0.023		from	58	Metres

	30	metres at	58.85	2.47	0.85		0.093	0.016		from	84	Metres

J4RC033	22	metres at	59.86	2.69	1.29		0.096	0.041		from	55	Metres

	18	metres at	59.18	1.53	1.2		0.395	0.018		from	96	Metres

J4RC034	63	metres at	59.55	2.27	0.79		0.075	0.033		from	13	Metres

J4RC035	34	metres at	58.98	3.01	0.84		0.117	0.041		from	15	Metres

J4RC036	23	metres at	58.64	3.61	1.12		0.134	0.025		from	1	Metres

J4RC039	31	metres at	58.67	2.7	1.39		0.152	0.019		from	59	Metres

J4RC041	16	metres at	58.8	2.82	1.89		0.08	0.034		from	21	Metres

J4RC043	22	metres at	58.23	2.9	1.56		0.312	0.025		from	22	Metres

J4RC044	13	metres at	58.71	2.79	1.32		0.192	0.033		from	39	Metres

J4RC045	35	metres at	59.22	1.7	1.13		0.119	0.017		from	94	Metres

J4RC046	32	metres at	58.62	1.97	1.21		0.117	0.02		from	68	Metres

C Prospect

KCRC158	11	metres at	62.51	2.07	0.21		0.002	0.048		from	117	Metres

KCRC159	15	metres at	63.78	1.26	0.09		0.006	0.061		from	99	Metres

KCRC160	25	metres at	59.96	5.24	0.41		0.011	0.083		from	78	Metres

KCRC160	16	metres at	63.31	1	0.21		0.008	0.059		from	115	Metres

KCRC162	18	metres at	58.24	7.91	0.16		0.005	0.057		from	83	Metres

KCRC162	11	metres at	63.57	1.36	0.59		0.004	0.045		from	103	Metres

KCRC163	19	metres at	61.22	3.28	0.2		0.009	0.087		from	121	Metres

K Prospect

KPRC126	17	metres at	58.49	13.15	0.29		0.082	0.02		from	10	Metres

KPRC127	26	metres at	59.56	12.06	0.09		0.117	0.004		from	33	Metres

2.3.3. Cockatoo Island Joint Venture

The September quarterly reported a new JORC-compliant in-situ Indicated and Inferred resource estimate for a Stage 3 eastern extension of the Seawall Hematite orebody of 6.6M tonnes down to a depth of -50RL at Cockatoo Island. A definitive feasibility study was initiated assessing the technical and economic viability of developing this Stage 3 resource. A geotechnical drilling program was initiated during the reporting period. The information from this program will be utilized to design and cost various seawall containment structures and pit alignments. The Stage 3 feasibility study is scheduled for completion in the 2nd quarter 2007.

2.3.4. Exploration Expenditure

	(000’s)
	Mar Qtr 2007	YTD 2007	Mar Qtr 2006
Koolyanobbing
Project $	818,505	818,505	755,291

Cockatoo Island (100%) $	33,112	33,112	4,442

The information in this report that relates to Exploration Results, Mineral Resources or Ore Reserves is based on information compiled by Mr R G Graber, who is a Member of the American Institute of Professional Geologists (AIPG), a ‘Recognised Overseas Professional Organisation’ included in a list promulgated by the ASX from time to time. Mr Graber is an employee of Cliffs Reduced Iron Management Company, a subsidiary of Cleveland-Cliffs Inc, and is seconded to the company. Mr Graber has sufficient experience which is relevant to the style of mineralisation and type of deposit under consideration and to the activity which he is undertaking to qualify as a Competent Person as defined in the 2004 Edition of the “Australasian Code for Reporting of Exploration Results, Mineral Resources and Ore Reserves’. Mr Graber consents to the inclusion in this report of the matters based on his information in the form and context in which it appears.

3.0	FOREIGN EXCHANGE HEDGING

Total residual foreign exchange cover for the Portman Group at 31 March 2007 was US$278.0M.

YEAR	2007	2008	2009	TOTAL
Face Value US$M	156.50	83.50	38.00	278.0

Weighted Avg “Worst” Case Hedge Rate	0.7762	0.7594	0.7738	0.7567

Portman Group’s current Foreign Exchange Policy, for all hedging, provides for:

•	Up to 12 months maturity: Uncommitted Hedging: Minimum 50% Maximum 90% of forecast USD sales Committed Hedging: Maximum 90% of forecast USD sales

•	12 to 24 months maturity: Uncommitted Hedging: Minimum 25% Maximum 75% of forecast USD sales Committed Hedging: Maximum 30% of forecast USD sales

•	24 to 36 months maturity: Uncommitted Hedging: Minimum 15% Maximum 50% of forecast USD sales Committed Hedging: Maximum 15% of forecast USD sales

PORTMAN LIMITED
A.B.N. 22 007 871 892

Corporate Information

Directors
Joseph Carrabba Richard Mehan David Gunning Donald Gallagher William Calfee Laurie Brlas Michael Perrott Malcolm Macpherson	Chairman Managing Director/CEO Director Director Director Director Independent Director Independent Director

Company Secretary

Chris Hunt
Caroline Rainsford

Registered Office

Level 11, The Quadrant
1 William Street
Perth  6000
WESTERN AUSTRALIA

Telephone:        (08) 9426 3333
Facsimile:          (08) 9426 3344

Internet site:      www.portman.com.au

At 31 March 2007 there were 175,690,073 Ordinary shares on issue.

Substantial Shareholders as at 31 March 2007

Cleveland-Cliffs Australia Pty Ltd
AMP Limited

Reporting Calendar

Anticipated release dates for information in 2007 and other important anticipated dates are as follows:

Annual General Meeting 31 May 2007